Capstone Companies, Inc.
Second Quarter 2013 Financial Results
Teleconference and Webcast
August 14, 2013
OTCQB: CAPC

Operator:  Greetings, and welcome to the Capstone Companies, Inc. Second Quarter 2013 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Garett Gough, Investor Relations for Capstone Companies, Inc.  Thank you, Mr. Gough, you may begin.

Garett Gough:  Thank you, Melissa, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call today, I have Stewart Wallach, Capstone’s President and Chief Executive Officer; Gerry McClinton, Chief Financial Officer and Chief Operating Officer; as well as Larry Sloven, Head of the Capstone International Group.

On the call today, they’ll be discussing the second quarter results, as well as give us their outlook.  This call will conclude with a question and answer session.  If you do not have the release that was distributed after market yesterday, it is available on the Company’s website at capstonecompaniesinc.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question and answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors, that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at our website or at sec.gov.

So with that, I’ll turn the call over to Stewart.

Stewart Wallach:  Thank you.  Good morning.  We appreciate your time today.  I’d like to start by giving an update on the progress of our strategic imperatives, after which Larry Sloven, who’s joining us today, will provide a brief report on the developments in the Capstone International subsidiary, and, as usual, Gerry McClinton will go through the second quarter financial results.

For those of you who are new to our story, our three strategic imperatives are as follows:  One is to deepen our market penetration for our existing power lighting products; two, expand our product portfolio; and three is to capitalize on our expertise in innovative and rapid product development, contract manufacturing management in Asia, and product import and logistics know-how.

In 2012, we established our domestic distribution program, enabling us to expand our distribution to recognize leading big-box retailers, including Office Depot, Home Depot and Wal-Mart.  This program was required to become a replenishment supplier as opposed to only a promotional goods supplier.  We expanded our relationship with Target at the same time through the domestic distribution program, moving from a seasonal promotion display to an on-shelf planogram.  We continue to realize the benefits of this domestic distribution strategy, which increased revenue in the second quarter and first half of 2013, over the prior year.  In short, we find this to be a successful strategy.

We recently completed our first introduction of a power failure light on QVC.  This marked a milestone for Capstone Companies and serves as an introduction of our products to an expanded audience that may not typically shop lighting in small electrical departments in major retailers.  We were featured on the first airing of a new segment called Personal and Home Protection, where QVC markets products that are designed to add safety and protection to both the individuals and households of its viewership.

As previously mentioned, during the third quarter of 2012, we initiated an extensive rebranding of our products in an effort to better articulate the features and benefits of the products, while providing a more technology look and feel to the packaging, and organizing the programs in a way that would draw attention to our strategy of creating a power failure destination at store levels.  This is one of the most significant challenges we face and based on the response to our current programming, it seems to be very favorable.  Overall, the rebranding program represented a significant financial commitment to the Company and we are now seeing, as I mentioned, the benefits of this initiative, as retailers are commenting favorably to the branding logic.

We have talked in the past about how our second strategic imperative, to build our product portfolio, has been accelerated with the strengthening of our relationship with AC Kinetics.  AC Kinetics is focused on advanced product development, initially focusing on advanced power failure solutions for us.  As an introduction to our newer investors, the AC Kinetics team of scientists and engineer MIT PhD’s have invented and commercialized electromechanical breakthroughs for more than 30 years.  Their technologies are on millions of machines worldwide, ranging from space satellites to computer disc drives.  We are currently nearing the completion of a breakthrough power failure lighting technology, including preproduction designs.  We refer to this project as Project S1000.  This advanced technology enables power outage lighting and control, the likes of which have never been seen anywhere in the world.  The product will be retail priced to fit within modest budgets and it is designed to install as easily as a light bulb.

Once again, particularly for the new investors, you may want to visit the AC Kinetics’ website, which is ackinetics.com, to better familiarize yourself with their capabilities and their impressive management group.  I, personally, have been very impressed with the advancements that have been achieved at AC Kinetics and I’m looking forward to their public announcements regarding their newest developments

As our third growth initiative, we are leveraging the capabilities and the infrastructure that we have in place to expand the channels outside our existing core programs.  Our expertise in design and engineering of innovative consumer products, which will be further enhanced, again, through our investment in a relationship with AC Kinetics, allows us to maintain the positive momentum in the marketplace.

As discussed in our Q1 webcast in May, we have strengthened the management in Asia, as well, to allow for expansion of manufacturing and, equally as important, if not more important, to develop new sources of revenue outside our core power failure lighting programs.  Larry Sloven, a long-time director of Capstone Companies, is with us today to discuss some of the development that he is overseeing at Capstone International.  Larry?

Larry Sloven:  Thank you, Stewart.  Firstly, I’d like to thank you and Gerry for inviting me to participate in today’s webcast.  I’m very pleased and excited about my role in heading up Capstone International and being able to bring my 25 plus years of experience living and working in Asia to the table, so to speak, in an effort to assist the Company achieve its growth initiatives, as well as fortifying the Management controls and expansion plans for increasing manufacturing beyond Capstone’s lighting programs.

The first project that I was able to bring to the Company is an exclusive manufacturing and distribution agreement for a company that holds the official FIFA World Cup license for souvenir watches.  This program will not only serve to demonstrate our abilities in developing and sourcing new categories of products, but has also served to introduce us to other companies in situations that could be interested in related services.  I look forward to reporting more on this by year end.

Back to FIFA, our product line was completed on schedule and product is being presented throughout the world by the licensee, and we are expecting shipments to commence as early as Q4.  The lion’s share of the business will occur in Q1 and Q2 of 2014, following the increased publicity and exposure generated once the World Cup Soccer bracketing begins.

I’ll now turn the call over to Gerry to review the financials.

Stewart Wallach:  Gerry—oh, by the way, Larry, thank you.

Larry Sloven:  You’re welcome.

Stewart Wallach:  Gerry?

Gerry McClinton:  Thanks, Larry.  Good morning to everyone. The success of our domestic and sales distribution strategy has led to a significantly higher level of revenue in the second quarter and first half of 2013, as compared to the same period in 2012.  We also continue to invest towards the three initiatives that both Stewart and Larry just went over.  As I look at the growth in our sales levels, I am even more encouraged that these investments will continue to drive a higher normalized revenue stream going forward.  So, let’s review the numbers.

Net revenue for the second quarter of 2013 increased by $178,000, or 21%.  For the first six months of 2013, revenue of over $1.7 million increased by almost $500,000, or 42%, as compared to the first half of 2012.

Gross profit in the first quarter of 2013 was up by 5.3%, from $187,000 in the prior year period, and that was mainly due to the higher sales volume this year.  As a percentage of sales, gross margin was 19.2%, which is down from 22% last year.  Gross margin and profit as a percent of sales were impacted by a one-time marketing allowance of $92,000 that we gave to a retailer to promote our sales of Eco-i-Lite program, impacting gross margin by about 490 basis points.

Gross profit for the first half of 2013 was up by $96,000, or 32.5%, over the prior-year period.  As a percentage of sales, gross margin was down by 170 basis points to 23.2%, due to the allowance I just mentioned.

Operating expenses increased by approximately $124,000 in the second quarter of 2013; again, on the higher sales volume.  Included in the second quarter 2013 operating expenses were approximately $71,000 of investments related to our growth strategy, as we continue to focus our resources on further developing the distribution, development and manufacturing of our products.  Operating expenses for the first half of 2013 were up by 22%, from $915,000 in 2012, on higher sales, and included $175,000 of investments for our strategic initiatives.  Operating loss for the second quarter of 2013 increased by 37.5% to a total loss of approximately $417,000.  For the first half of 2013, operating loss was up by 17.7% to $730,000.

Interest expenses for the three-month period ending June 30th, 2013 increased by $24,000 to $81,000 over the prior year.  The increased interest expense was related to higher borrowings on our Sterling bank note payable to fund working capital requirements related to seasonality and timing of orders.  The Company Directors also provided new loan borrowings to fund the investments for our strategic initiatives and working capital requirements.  Interest expense for the first half of 2013, of $155,000, was up $66,000 over the prior-year period.

Net loss for the three months ending June 30th, 2013 was approximately $499,000.  This was up by $138,000 over the second quarter of 2012.  The previously mentioned investments that we made to fund our strategic growth and marketing efforts were the main driver for the increased net loss in the second quarter.  For the first six months of 2013, the net loss of $885,000 increased by 24.8%, or $176,000, from the prior year.  Once again, I’d like to remind you, as previously stated, that $175,000 of the expenses were investments into our strategic imperatives.

During the six-month period ended June 30th, 2013, the Company used $281,000 of cash in operations, which is significantly lower than the prior-year period.  The reduced cash used in operations was related to lower working capital requirements; specifically, a reduction in accounts receivable from the December 31st, 2012 levels, following the strong fourth quarter sales.

Our cash balance at June 30th, 2013, of $628,000, was up by $217,000 from December 31st, 2012, and up by $386,000 from March 31st, 2013.

We invested $500,000 during the first half of 2013 in AC Kinetics.  That investment occurred in the first quarter of 2013.  We’ve also budgeted an estimated $150,000 in 2013 for additional equipment and new molds.

In order to facilitate our growth initiatives and investment in new product development and inventories, the Company has also available to it a working capital line credit for up to $1 million from Postal Capital Funding LLC, owned by Jeffrey Postal and myself.

I think that’s it, Stewart.  I’ll turn it back to you.

Stewart Wallach:  All right, Gerry.  In summary, the Capstone Industries power failure lighting solutions programs are evidently becoming more and more widely accepted.  As we continue to roll out new products, such as our recently announced multi-function 10 LED wall plate, which is visible on our website if you care to check that out - we expect to see this trend continue.  We are investing to ensure that as demand for our products increases, we have the ability to meet that demand, as well as for the expansion into additional products beyond our core business of power failure lighting solutions.

I am encouraged by Larry Sloven’s activities with the Capstone International’s Management team and with his execution of the FIFA arrangement.  I believe we will look back at 2013 and ’14 as a time of transition that defines Capstone in future years.  We’ve been dedicated to establishing our Company’s reputation and its relative value through consistent performance and continual reinvestment into the Company’s future.  This is made possible through continued financial support by Directors, Jeffrey Postal, Gerry, myself, and others close to the Board, and we all remain very optimistic and continue to support the Company’s initiatives.

The relationship with AC Kinetics, I believe will have a very strong impact on our future and I look forward to announcements in the not too distant future regarding the completion and market launch of what we refer to internally as the S1000 Project.

Our current bookings, which we’ll ship in Q3, are consistent with prior years, and as our financials indicate, Q3 is the strongest quarter historically for our Company.

So, in closing—Larry, I’d like to thank you for your participation, Gerry—I’d like to thank you all for participating in today’s call.  We typically open it now to some Q&A, and I know that we receive—in addition to having access to us over the phone, we also receive questions coming in by email; correct, Aimee?

Aimee Gaudet:  Yes, I actually received quite a few questions this time around.  I’d like to start out with this one.  “Can the shareholders receive a confirmation that the previously promised July product launch has actually occurred?”

Stewart Wallach:  All right, let me respond to that.  I believe that you would be referring to the LED wall plate, the wireless motion sensor light and the decorative power failure lights, which were all introduced at the Hardware Show.  The answer would be, yes, these product launches did in fact occur in July, and moreover, we’ve actually received commitments, as evidenced by the recent PR of the wall plate.  The wireless motion sensor light will be hitting the warehouses of a national warehouse club chain in September and the decorative power failure light was most recently introduced in the market by QVC.

Aimee Gaudet:  Okay.  Actually, this one is in reference to the World Cup and it looks like they’re looking for a status update of the World Cup watch distribution.

Stewart Wallach:  Larry, would you like to field this?

Larry Sloven:  Yes, I would.  As I said earlier, the product lines have been completed and the presentations are being made by the licensee worldwide.  As we do not handle sales directly, I can only provide you with the feedback we’re getting, which is extremely favorable.  Once again, we expect shipments to begin later in the year, with the strongest shipments to occur in the beginning half of next year.

Stewart Wallach:  All right.  By the way, I think, Aimee, your note is warranted.  We jumped over explaining to the participants how to ask phone questions.  So, maybe we go back to Melissa, or the Operator, and she can explain that for the participants.

Aimee Gaudet:  Okay.

Operator:  Thank you.  If you would like to ask a question over the phone, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key.  Once again, it’s star, one to ask a question at this time.

Aimee Gaudet:  Okay.  In the meantime, I think we could probably…

Aimee Gaudet:  …continue with our questions here.  It looks like this one is in reference to AC Kinetics and looking for an update on the relationship between Capstone and AC Kinetics.

Stewart Wallach:                                All right.  As referenced earlier, we believe that Capstone will benefit from its investment to AC Kinetics’ energy-saving electric motor technology.  They are well along in discussions with some of the world’s largest motor drive control manufacturers.  This development in their core business, in conjunction with the product development support that we receive from AC Kinetics, makes our relationship very valuable.  I expect it to impact the future of our Company substantially.  So, everything is good, it’s on course, and again, as mentioned earlier, the Project S1000, I’m anticipating days away from being able to share some further news relative to its completion.

Aimee Gaudet:  Okay.  Okay, it looks like there’s a question regarding domestic distribution.  “Is the domestic distribution working out as planned?  If so, are orders being filled in a timely manner?”

Gerry McClinton:  Stew, let me answer that one.  The domestic distribution program is working as planned.  The process of forecasting customers’ future product needs, ordering product, the logistics of delivering to our U.S. warehouse on time so that customers’ orders are shipped on time, is working extremely well.  This is a delicate process, as a balance of inventories owned versus requirements by customers is critical to the program’s success.  Towards this end, Operations works closely with our Sales and monitors point-of-sale data to ensure acceptable service levels are achieved by keeping inventories at a reasonable level.

Something you may not know, but let me explain.  Retailers monitor a supplier’s performance through a scorecard system.  We are very sensitive to the scoring by retailers and pride ourselves on our operational excellence.  Retailer orders received on a Monday or Tuesday are required to be shipped in two to three days maximum, and we’re meeting all of their strong requirements, so we’re doing really good.

Stewart Wallach:  Very good.  Any further questions, Aimee?

Aimee Gaudet:  I have a few more here.  This one is addressing the common stock.  “Does Capstone still believe that the share price is being held down due to the pressure of shareholders selling shares of common stock from even a minor increase in the market price?”

Stewart Wallach:  Well, I mean, typically, stocks do stay down when there are more sellers than buyers.  This, of course, is not unique to Capstone Companies in any way.  So, yes, the share price is being held down due to pressure of shareholders selling shares of common stock.  Yes, I would say absolutely.

Aimee Gaudet:  Okay.  I think we have time for a few more.

Stewart Wallach:  All right, okay.

Aimee Gaudet:  Okay.  “I have reviewed the Capstone website and desire to increase my home security.  Since I cannot purchase any products directly from Capstone, what stores can I go to today and buy these products shown on the Company website?”  This would be referencing the door monitor, C-Lite motion sensor light, and the slim motion sensor light.

Stewart Wallach:  I’m sorry Reid Goldstein is not with us, because he would be best suited to respond to this, but let me do the best I can.

Aimee Gaudet:  Okay.

Stewart Wallach:  The door security monitor is currently under review by several accounts.  This is particularly of interest by the hotel supply distributors and a very strong interest by online retailers.  I don’t believe any commitments have been made to this date, but I do know that there’s been a strong online retail interest and Reid’s following through on those.

The C-Lite motion sensor light was our first entry into the wireless—better wireless motion sensor category.  That item is no longer in production, as it was replaced—upgraded and replaced by what we call the slim-line, I believe, 12 LED motion sensor light.  It’s a more attractive and desirable product, incorporating some features that are unique to this product.  It’s a broader application, it’s a less cumbersome unit, fits in a lot more places than the C-Lite would have, and this was actually the culmination of feedback from our retail partners.  This product was introduced at the National Hardware Show.  I’m pleased to say that the new motion sensor light is, in fact, going to be featured in Sam’s Club starting in September.

I think that addresses that.

Aimee Gaudet:  Okay.  This is actually a great question.  It looks like it’s directed to the shareholders.  “Many shareholders have held shares in the Company for several years and have seen many failures, but held onto their shares.  It appeared a year or so ago that a corner was being turned, with a good third quarter in 2011, and it was profitable.  Since then, there have been some downward quarters.  Do you have some words of encouragement to pass along regarding the future of the Company and potential profitability?”

Stewart Wallach:  I’d be happy to respond to that.  Not to go back and tie up too much time for a history lesson, but the Company did have a very challenged history, and, frankly, this was inherited by the current Management team, headed by myself.  When I took over in 2008, there was a lot of fixing required, it took us about a year-and-a-half to clean up, and then of course we also dealt with the recession in the U.S.  I feel these things are all behind us now, and let me tell you what excites us when we look forward and how we monitor our own progress.

We’ve had three quarters of revenue growth that are a direct result of our domestic sales and distribution strategy—very important.  This is a major step, a major investment, and we’re reaping the results.  The advancement of our product portfolio, through product development and diversification, we’ve expanded the line considerably.  We also have further strength in our relationships with the leading U.S. retailers, who have proven to be very receptive to the new products and the related rebranding of our program.  We think the opportunity for exploiting our expertise in the sourcing of products throughout Asia and export/import logistics management will enhance our revenue potential, as well.  We have invested in the sales potential.  We expect to realize leverage, as the projects we are working on, such as the World Cup, come to fruition.

Granted, we have been up against a rather sluggish rate of U.S. economic growth, but we believe that our strategy will drive growth and create sustainable earnings power.  I think it’s also a testament to the fact that myself and the Directors continue to provide financial support of the Company, and our holdings have not been diminished, either.  We are very bullish on the Company and, as I said earlier, I think we’ll look back at 2013 and ’14 as substantial transition years for the Company.

Aimee Gaudet:  Okay, great.  It looks like there’s two more in the queue.  Here’s one.  “Will Capstone go on record to fully declare that it does not buy into the practice of hiring stock promoters in an attempt to artificially inflate the share price?

Stewart Wallach:  I’m not sure that’s exactly what was intended to be asked, but I’ll respond to the question.  Promoting or artificially inflating a stock is, very simply, illegal and we do not engage in this type of stock support.  Prior to the current Management, there was more aggressive PR activity, but I have made it clear for the past couple of years, on numerous occasions, that I personally—and the Board supports this position—we do not support fluff PR.  Even with our stringent position on this matter, at times PR does seem to be less substantive than desired.  We do our best to let our Company’s performance speak for itself.  This, at times, is frustrating to the Management, as well as the shareholders.  Solid business development takes time and, frankly, everything takes longer than we expect it.  But, as the single largest shareholder in the Company, I remain extremely optimistic that our commitment on focusing on the fundamentals, in time, will deliver—and “in time” meaning not so distant future—favorable results for the shareholders.  I’m very bullish on our Company.

Aimee Gaudet:  Okay, sounds good.  All right, I think this might be the last one. We don’t have…

Stewart Wallach:  Any callers. Okay.

Aimee Gaudet:  Okay.  “Does Capstone feel that its relationship with Kei Advisors has proven mutually beneficial?”

Stewart Wallach:  I’m glad that question came to the table, because this was a major project for me, to find the right investment relations firm to support our activities, and it sort of ties in with the previous question, the difference between stock promotion and solid, professional investor relations support.  I do believe the relationship is beneficial, in that we have learned a great deal from Kei relative the importance of consistent, balanced and quality communications.  We have collectively agreed to take a conservative approach on the dissemination of information; i.e., fluff PR and non-substantive communications, just for the sake of generating some level of interest.  We have intentionally focused our resources on our rebranding and marketing efforts.  We also have made significant investment into AC Kinetics, the product line expansions and the expansion of our Capstone International subsidiaries over the past 18 months.  Management and the Board has made a conscious decision to put investor relations on the back burner while these initiatives took hold.  So, we have a good relationship with Kei.  I think that they have been able to help us in many ways.  We have not supported investor relations activities to the extent we thought we would last year, once we turned our attention toward the significant investments being made in the rebranding and marketing efforts.

So, yes, I think it’s been mutually beneficial—well, I hope it’s mutually beneficial.  It’s been beneficial to us, I believe.  So, at the end of the day, we’re continuing along those lines.

Aimee Gaudet:  Okay, great.  I think that’s it.

Stewart Wallach:  That’s it, Aimee?  All right.  We haven’t gotten any calls in, so I would like to recommend that we bring the conference to a close.  Melissa?

Operator:  Thank you.  This concludes today’s teleconference, you may disconnect your lines at this time, and thank you for your participation.
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